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FORECROSS(R)                                 PRESS RELEASE
90 New Montgomery Street                               FOR IMMEDIATE RELEASE
San Francisco, CA 94105                                CONTACT:  PAT DITTMAR
Phone: (415) 543-1515                                  PAT_DITTMAR@FORECROSS.COM
FAX: (415) 543-6701                                    -------------------------
www.forecross.com                                      November 30, 2004

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                       FORECROSS DE-LISTS ITS REGISTRATION
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San Francisco, California: Forecross(R) Corporation, a legacy-to-web and XML implementation solutions company, announced today that it is suspending its obligation to file reports with the U.S. Securities and Exchange Commission. The Company cited increasing costs of SEC reporting compliance as a key factor in its decision.

Bernadette C. Castello, Senior Vice President and CFO stated, "Due to our current delinquency in filing the Company's reports with the SEC and the availability of an exemption from these reporting requirements, the Company felt this was a necessary course of action to conserve cash assets and avoid further SEC delinquencies. Relieving the Company of this compliance burden at the present time will allow us to focus our time and resources on development of our core business." SEC regulations allow reporting companies with fewer than 300 shareholders to deregister and suspend their reporting obligations under the Securities Exchange Act of 1934. The regulations also allow for subsequent re-registration, which the Company intends to evaluate at a future date.

During the time of suspension, the Company will not be required to file periodic reports with the SEC and its shares will not be eligible to trade on the OTC Bulletin Board or any other stock exchange. However, Forecross Corporation shares will continue to be available for trading on "The Pink Sheets" just as they were prior to the Company's registration with the SEC in 1998.

Founded in 1982 as a high-technology software development laboratory, Forecross Corporation is dedicated to the design and development of innovative conversion software to re-deploy and sustain legacy applications on the Internet. Clients have included large corporations and government entities. Teaming partners have included U.S. Technology Resources, Inc., CIBER, Inc. and SCB Computer Technology, Inc.

                                          On Behalf of the Board of Directors,

                                          Bernadette C. Castello
                                          Senior VP, CFO
                                          FORECROSS CORPORATION

   Except for historical information contained herein, the matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, changing economic conditions, risks in new product and service development, the effect of the company's accounting policies and other risk factors detailed in the Company's
                              SEC and BCSC filings.

The U.S. Securities and Exchange Commission has not reviewed and does not accept responsibility for the adequacy or accuracy of this News Release, which has been prepared by the Company.
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            Forecross is a registered trademark of Forecross Corporation.


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